Exhibit 99.1

Investor Contacts:		Press Contact:
Steve Johnson	Kristine Mozes	Ellen Slaby
Chief Financial Officer	Investor Relations	Public Relations
(781) 994-1044	(781) 869-4162	(781) 994-1068

Centra Announces Preliminary Q1 Revenues and Earnings Results

LEXINGTON, Mass. – April 05, 2004 – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of specialized application software and services for online business collaboration, today announced that it expects revenues for the quarter ended March 31, 2004, to be between $8.2 million and $8.6 million. The Company expects software license revenue to be down from last quarter, and expects its software services revenue and maintenance and professional services revenue to be flat to slightly below the fourth quarter of 2003 levels. Net loss for the first quarter is expected to be between $0.10 and $0.13 per share.

Cash, cash equivalents and investments as of the end of the first quarter is expected to be between $34.5 million and $35.0 million, compared with $34.8 million at the end of the fourth quarter of 2003, reflecting better than expected collections on receivables during the first quarter of 2004.

“In the first quarter of 2004, we began to implement our new business strategy of helping the largest corporations improve their business processes by using our collaboration software and services,” said Paul R. Gudonis, Centra’s President and CEO. “During the quarter, we hired new sales management in the U.S. and in Europe; we realigned our inside sales, channels and direct sales forces; and we began to shift our sales organization’s focus toward selling specialized applications to Global 5000 enterprises. We believe that these changes were necessary for us to be able to successfully execute on our business strategy; however, in the short term, the transition resulted in a greater impact on our first-quarter results than we had anticipated, including the slippage of some deals at the end of March that we expect to close in April.”

“While we had previously expected sequentially flat to a slight decline in revenues as compared to the prior quarter, our actual revenues fell below these expectations despite closing many significant deals this quarter in our targeted, strategic existing accounts,” continued Gudonis. “We remain focused on the core components of our business strategy – increase the size of our customer base in our target markets, broaden our relationships with existing customer accounts, and increase market awareness of our specialized applications through advertising campaigns, which we will begin to roll out this month. We believe that by delivering on these core components, we will be able to achieve long-term growth and profitability.”

First Quarter Conference Call

Centra plans to issue its full financial earnings results on Wednesday, April 28, 2004 after the market closes, and will host a conference call to discuss the results on Thursday, April 29, 2004 at 10:00 a.m. EST. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in 12 languages, Centra solutions can be deployed as on-site software or through its ASP service and are supported by an active ecosystem of value-added partners, including Siebel, PeopleSoft, SAP and Deloitte Consulting. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform and the Company’s other current and future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. The Company can give no assurance that it will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003, which is available at www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark, and Centra 7 is a trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

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